Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143141, on Form S-3, and Registration Statement No. 333-141673 on Form S-8 of our report dated August 14, 2008, relating to the consolidated and combined financial statements and financial statement schedule of Broadridge Financial Solutions, Inc., and management’s report on the effectiveness of internal control over financial reporting (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised, effective July 1, 2005), appearing in this Annual Report on Form 10-K of Broadridge Financial Solutions, Inc. for the year ended June 30, 2008, and to the reference to us under the heading “Experts” in such Registration Statement No. 333-143141 on Form S-3.

/s/ Deloitte & Touche LLP

New York, New York

August 14, 2008